Exhibit 99.3

Amedisys Announces Two Executive Promotions

Christopher Gerard named President and Chief Operating Officer and Scott Ginn named Executive Vice President and Chief Financial Officer

BATON ROUGE, La., February 24, 2021 – Amedisys, Inc. (NASDAQ: AMED), a leading provider of home health, hospice and personal care, announces the promotions of Christopher Gerard, to President and Chief Operating Officer, and Scott Ginn, to Executive Vice President and Chief Financial Officer, effective immediately.

Paul Kusserow continues his role as Chairman of the Board and Chief Executive Officer.

“I am thrilled to announce the appointment by the Board of Directors of Chris Gerard to President and Chief Operating Officer, and Scott Ginn to Executive Vice President and Chief Financial Officer,” stated Chairman and CEO Paul Kusserow. “I have had the privilege of working with Scott since 2014 and Chris since 2017, and the performance of the Company under their leadership has been nothing short of tremendous. Both Chris and Scott bring incredible experience and expertise to our team, and have been key to setting the strategic direction and executing on that strategy to deliver superlative results. Both of these promotions are richly deserved and fully earned as a result of exemplary leadership and achievements. As they take on their new positions, I am confident that both will continue to lead Amedisys–with the support of our management team—to even greater levels of success.”

During Gerard’s tenure as Chief Operating Officer, Amedisys has realized clinical and operational success and growth in all three business lines. Under his leadership, Amedisys has: grown its footprint to include 514 care centers which span 39 states and the District of Columbia; become the leader in Home Health quality achieving a Quality of Patient Care Star score of 4.33 stars with 95% of all care centers at 4 stars or above; prospered even with the implementation of the Patient-Driven Groupings Model, the largest payment reform from the Centers for Medicare and Medicaid Services (CMS) in 20 years; and become the third largest hospice provider in the United States.

In his leadership roles at Amedisys, most recently as Chief Financial Officer, Ginn has been responsible for all accounting operations, mergers and acquisitions, innovations, cost control systems and financial reporting. He has played a pivotal role in leading financial operations and building strong relationships with our analysts, lenders and shareholders and in growing Amedisys’ revenue from $500 million to over $2 billion.

“Amedisys’ vision to become the solution for those who want to age in place has never been more important than it is in today’s reality,” stated Chris Gerard, President and

Chief Operating Officer. “I am excited and honored to help lead Amedisys with continued excellence. It’s gratifying to be a part of such an exceptional organization of wonderful caregivers who are committed to the highest quality of patient care.”

“It has been a privilege to be a part of Amedisys for the past 14 years,” stated Scott Ginn, Executive Vice President and Chief Financial Officer. “It is rewarding to be a member of a team that helped our Company execute in all areas of our strategy. I’m excited about our opportunities in the future to continue to grow Amedisys which will allow us to provide our excellent clinical care to even more patients across the country.”

About Amedisys:

Amedisys, Inc. is a leading healthcare at home company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering patients to manage a chronic disease; or hospice care at the end of life. More than 2,900 hospitals and 78,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With approximately 21,000 employees, in 514 care centers in 39 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 418,000 patients and clients in need every year. For more information about the Company, please visit: www.amedisys.com.

Contact:
Amedisys, Inc.	Amedisys, Inc.
Investor Relations	Media Relations
855.259.2046	225.299.3720
IR@amedisys.com	Kendra.kimmons@amedisys.com